Exhibit 10.9

June 1, 2026

Scott Semel

Via Email

Dear Scott,

Per the terms of your offer letter with Skillsoft Corp. (the “Company”) dated November 17, 2025 (the “Offer Letter”), your employment may be extended beyond the Initial Term (as defined in the Offer Letter) by mutual agreement. This letter serves to acknowledge the extension of your employment term with the Company for an additional three months, from May 16, 2026 through August 16, 2026, inclusive (the “Extended Term”).

During the Extended Term, you shall be expected to work (i) 40 hours per week for the period from May 16, 2026 through June 5, 2026, inclusive (the “Full Time Portion”) and (ii) at least five hours per week for the period from June 6, 2026 through August 16, 2026, inclusive, unless sooner terminated by you (the “Part Time Portion”). For your service during the Full Time Portion, your base salary shall remain at the rate as set forth in the Offer Letter. For your service during the Part Time Portion, your base salary rate shall be changed to $1,682.69 for each week worked (pro-rated for partial weeks). For the avoidance of doubt, you shall not be eligible to participate in the Company’s annual cash bonus program for the fiscal year 2027 performance period.

The Talent and Compensation Committee of the Company’s Board of Directors has approved the grant of the Additional RSUs (as defined in the Offer Letter), which you shall receive in accordance with the terms and conditions in the Offer Letter.

During the period from June 6, 2026 through August 16, 2026, if you remain employed by the Company with your required level of service at five hours per week, such level of service shall constitute continued employment with the Company during such period for purposes of satisfying the vesting condition applicable to the Additional RSUs.

Except as set forth in this letter, the Offer Letter is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this letter and the Offer Letter, the terms of this letter shall prevail.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above.

We look forward to the continued benefit of your expertise and leadership.

Sincerely,

/s/ Ciara Harrington
Ciara Harrington
Chief People Officer

ACCEPTED:

/s/ Scott Semel	June 2, 2026
Scott Semel	Date